News Release

ROYAL ENERGY RESOURCES COMPLETES INITIAL TRANSACTION TO
ACQUIRE CONTROL OF RHINO RESOURCE PARTNERS, LP

CHARLESTON, SC (January 25, 2016) – On January 21, 2016 Royal Energy Resources, Inc. (“Royal”) (OTC Markets: ROYE) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Wexford Capital, LP, and certain of its affiliates (collectively, “Wexford”), under which Royal agreed to purchase, and Wexford agreed to sell, a controlling interest in Rhino Resource Partners, LP (“Rhino”) (OTC Markets: RHNO) in two separate transactions. Pursuant to the Purchase Agreement, Royal purchased 6,769,112 Common Units of Rhino from three holders for total consideration of $3,500,000.

The Common Units purchased by Royal represent approximately 40.0% of the issued and outstanding Common Units of Rhino, and 23.1% of the total outstanding Common Units and Subordinated Units. The Subordinated Units are convertible into Common Units on a one for one basis upon the occurrence of certain conditions.

At a second closing, to be held upon the satisfaction or waiver of certain conditions, but no later than sixty days after January 21, 2016, Royal has agreed to purchase Rhino GP, LLC, and 9,455,252 Subordinated Units of Rhino from two holders thereof, for aggregate consideration of $1,000,000. The Subordinated Units to be purchased by Royal represent approximately 76.5% of the issued and outstanding Subordinated Units of Rhino, and when combined with the Common Units already owned by Royal, will result in Royal owning approximately 55.4% of the outstanding Units of Rhino. Rhino GP, LLC is the general partner of Rhino, and in that capacity controls Rhino.

William Tuorto, Royal’s Chairman and Chief Executive Officer commented, “We are extremely pleased with our investment in Rhino, a company with significant value assets, as compared to its current debt position. We are currently working with Rhino’s management to optimize its assets and operations for current market conditions. Our goal, ultimately, is to increase Rhino’s profitability and resume distributions to the unit-holders.”

About Royal Energy Resources, Inc.

Royal Energy Resources, Inc. is focused on the acquisition of coal, gas and renewable energy assets that are profitable at current distressed prices. We believe that current market conditions present a rare opportunity to purchase high-quality assets at a fraction of their book or enterprise values. Additional information regarding Royal is available on its web site – www.royalenergy.us.

Forward Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to matters such as prospects, anticipated operating and financial performance. Actual prospects and performance may differ from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company. These and other risks are described in the Company’s reports filed with the United States Securities and Exchange Commission. These forward-looking statements are made only as of the date of this communication and Royal Energy Resources, Inc. undertakes no obligation to update or revise these forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Royal undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

Investor Contact:

William Tuorto

+1 843-900-7693

info@royalenergy.us